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                                                                 EXHIBIT 10.10.1


                   ANNUAL AMENDMENT TO EMPLOYMENT AGREEMENT

     This Annual Amendment to the Employment Agreement (the "Employment Agreement") by and between EAST-WEST BANK ("Bank"), and Donald Sang Chow ("Executive") is entered into on this 1st day of February, 2000.

     Pursuant to Section 9.3 of the Employment Agreement between the Bank and Executive, the following terms and conditions of the Employment agreement are hereby modified and agreed to, as approved and authorized for and on behalf of the Bank by action of its Board of Directors at a meeting held on January 19, 2000, at which meeting a quorum was present and voted, exclusive of Executive:

     1.  TERM
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     The term of the Employment Agreement shall be extended from February 1,
2000 for a period of one year and during such term the Executive shall serve as Executive Vice President.

     2.  COMPENSATION
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     During the Term, Executive shall receive an annual base salary in the amount of One Hundred forty-five Thousand Three Hundred Fifty-One Dollars ($145,351.00) payable in accordance with the normal payroll practices of the Bank. Annual salary increases shall be according to Bank policy which are based on merit and the bank's financial performance for the previous year. Annual increases are in the sole discretion of the Bank.

     3.  CHANGE OF CONTROL
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     A new Section 7.6 shall be added to the Agreement to read as follows:

     7.6  Change of Control.  If a Change of Control (as defined below) occurs
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during the term of this Agreement, and if Executive is terminated without cause within twelve (12) months of such Change of Control, Executive shall receive a severance payment equal to two times the annual base salary; this severance payment shall be in lieu of the severance payment provided in Section 7.1 and
7.4 of this Agreement or under any severance payment to which Executive would otherwise be entitled to under this Agreement or under any severance program of general application of the Bank or any entity which might acquire control of Bank. Change of Control means:

    (I) any date upon which the directors of the Company who were last nominated by the Board of Directors (the "Board") for election as directors cease to constitute a majority of the directors of the Company;

    (II) the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2) promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company representing 51% or more of the voting power of the Company (a "51% Stockholder"); provided,
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however, that the terms "person" and "entity," as used in this clause (B),
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shall not include (1) the Company or nay of its subsidiaries, (2) any employee benefit plan of the Company or any of its subsidiaries, (3) any entity holding voting securities of the Company for or pursuant to the terms of any such plan or (4) any person or entity who was a 51% Stockholder on the date of adoption of the Plan by the Board; or (5) the formation of a holding in which the shareholders of the holding company after its formation are substantially the same as for the Company prior to the holding company formation.

       Except as expressly agreed to herein, the Employment Agreement between the parties shall remain in force and effect.

                EAST WEST BANK


                By:
                  _______________________________________________


                ___________________________________________________
                Executive